                                                                    EXHIBIT 10.1

                          JOINT CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT is made and entered into on this 18th day of April, 2000, but shall be effective as of the 25th day of April, 2000 (the "Effective Date"), by and among GRAND CASINOS NEVADA I, INC., a Minnesota corporation ("GCN"); METROPLEX, LLC, a Nevada limited liability company ("Metroplex"); LAKES GAMING, INC., a Minnesota corporation ("Lakes"); and METROPLEX - LAKES, LLC, a limited liability company that shall become a party hereto as and when it is formed under the laws of the State of Minnesota (the "Company") by GCN and Metroplex as its first members (the "Members") pursuant to this Agreement.

                      INTRODUCTION AND CERTAIN DEFINITIONS

         A. Joint Venture Property. GCN is a wholly-owned subsidiary of Lakes. GCN owns (or leases with options to purchase) three (3) contiguous parcels of land (some of which has been improved by buildings that may be replaced upon redevelopment by the Company) located on and near the corner of Las Vegas Boulevard and Harmon Avenue in the Las Vegas, Clark County, Nevada, which parcels are more fully described in SCHEDULE 1 attached to this Agreement and hereby made a part hereof (collectively, the "Joint Venture Property"). As indicated in SCHEDULE 1, the three "Named Parcels" parcels included in the Joint Venture Property are designated individually, for purposes of this Agreement, as follows: (1) "the Shark Club" or "Parcel A," (2) "the Travelodge" or "Parcel B" and (3) the "Polo Plaza" or "Parcel C."

         GCN owns a ground lease on the Shark Club (the "Shark Club Lease") that includes GCN's option to buy the fee interest in the Shark Club for a fixed price, which option must be exercised by January 10, 2001. The Polo Plaza is owned by GCN. GCN also owns a 99-year ground lease on the Travelodge (the "Travelodge Lease") that includes GCN's option to buy the fee interest in the Travelodge for a fixed price, which option must be exercised in the twentieth year of that lease period (approximately 2 years of which have elapsed). The Shark Club Lease and the Travelodge Lease are more fully described in the form of Real Estate Option Agreement attached hereto as EXHIBIT A and hereby made a part hereof (the "Company's Option Agreement"), under which GCN intends to grant the Company an option to purchase each Named Parcel (or any "assessor's parcel" thereof) of the Joint Venture Property, subject to certain rights of Metroplex to review and object to the condition and title of the Joint Venture Property during a limited period set forth in the Company's Option Agreement.

         B. Cable Property and Cable Options. GCN is also negotiating to obtain options to purchase two (2) other contiguous parcels of land located in the City of Las Vegas and more fully described in SCHEDULE 2 attached to this Agreement and hereby made a part hereof (collectively, the "Cable Property"). When such options are obtained by GCN, they shall be collectively referred to herein as the "Cable Options." The Cable Options are expected to require that the holder make monthly payments to the owner of the Cable Property during the two-year term of the Cable Options, which is expected to have commenced as of March 1, 2000.

         One of the Named Parcels of the Cable Property is located on Las Vegas Boulevard adjacent to the Polo Plaza (and is hereby designated for purposes of this Agreement as "Parcel E"), and the other Named Parcel of the Cable property is adjacent to Parcel E on its east side (and is hereby designated for purposes of this Agreement as "Parcel D"). The monthly cost to maintain the Cable Options is expected to be $80,000 for the option to buy Parcel D and $20,000 for the option to buy Parcel E.

          Upon receiving the Cable Options as described above, GCN is willing to contribute the Cable Options to the Company and also contribute to the Company 50% of the $100,000 monthly cost to keep the Cable Options in effect. If the Cable Options are contributed to the Company, Metroplex is willing to contribute the other 50% of that cost to the Company each month. However, if the Cable Options are not obtained and contributed on those terms, or Metroplex does not agree to the Company's acquisition of the Cable Options on those terms, Lakes and GCN are willing to enter into this Agreement only if Metroplex agrees that neither Metroplex nor any of its Affiliates will acquire any interest in Parcel E of the Cable Property for as long as Lakes or any of its subsidiaries owns the Polo Plaza in its present state. Such restriction on Metroplex would end if and when the Company, GCN, Lakes or any of the other subsidiaries of Lakes substantially redevelops the Polo Plaza.

         C. Company Purpose and Capital Contributions. Metroplex, its sole owner (Brett Torino) and their "Affiliates" (as that term is defined in Section 12) are real estate developers active in the City of Las Vegas and Clark County, Nevada. Metroplex and GCN wish to form the Company as a joint venture for the limited purpose of developing the Joint Venture Property and the Cable Property (if the Cable Options are contributed to the Company).

         To facilitate the formation of the Company, Lakes is willing to transfer to GCN all of the rights of Lakes and its subsidiaries with respect to the Joint Venture Property and the Cable Property, and, as GCN's initial capital contributions to the Company, subject to the terms and conditions set forth below, GCN is willing to contribute to the Company (1) its options to purchase the Cable Property, as soon as they are obtained; and (2) an option to purchase each of the parcels included in the Joint Venture Property, pursuant to the terms and conditions, and for the Aggregate Purchase Price set forth in the Company's Option Agreement (the "Aggregate Purchase Price"). As the initial capital contribution of Metroplex to the Company, subject to the terms and conditions set forth below, Metroplex is willing to contribute $10,000 in cash to fund organizational and initial development costs incurred by the Company.

         During the development process, GCN is willing to pay (a) the carrying costs of each parcel of the Joint Venture Property and (b) GCN's cost to acquire the Shark Club (which estimated costs have been included in the Aggregate Purchase Price), until each such parcel is purchased by the Company; and Metroplex is willing to advance to the Company the "Development Costs" (as defined in subsection (d) of Section 8) with respect to each parcel of the Joint Venture Property and the Cable Property until such parcel is leased or sold by the Company, but only to the extent included in a Development Budget approved for such parcel pursuant to Section 8(c). While the Company holds the Cable Options, the Members are each willing to contribute to the Company 50% of the $100,000 monthly cost of maintaining the Cable Options (except as otherwise provided herein), commencing with the amount (if any) due for the month of March 2000.

         D. Metroplex Property. Cap-Tor Plaza Partnership, an Affiliate of Metroplex, owns or otherwise controls two (2) contiguous parcels of land located in the City of Las Vegas and more fully described in SCHEDULE 3 attached to this Agreement and hereby made a part hereof (collectively, the "Cap-Tor Plaza Property"). One Named Parcel of the Cap-Tor Plaza Property is located on Las Vegas Boulevard adjacent to Parcel E of the Cable Property (and is hereby designated for purposes of this Agreement as "Parcel F") and the other Named Parcel of the Cap-Tor Plaza Property is not located on Las Vegas Boulevard but is adjacent to Parcel D of the Cable Property (and such parcel of the Cap-Tor Plaza Property is hereby designated for purposes of this Agreement as "Parcel G").

         E. Spatial Relationships of Properties. For illustrative purposes, the spatial relationships of the Named parcels included in the Joint Venture Property, the Cable Property and the Metroplex Property are represented in the diagram below, without regard to the relative size of the properties, which are on the corner of Las Vegas Boulevard and Harmon Avenue in the City of Las Vegas:

----------------------------------------- ------------------------------------------- ------------------------------

Excluded Property                         Joint Venture Property (Travelodge, or      Shark Club
(on the intersection)                     Parcel B)                                   (Parcel A)
----------------------------------------- ------------------------------------------- ------------------------------

Joint Venture Property (Travelodge, or    Joint Venture Property (Travelodge, or      Shark Club
Parcel B)                                 Parcel B)                                   (Parcel A)
----------------------------------------- ------------------------------------------- ------------------------------

Joint Venture Property                    Polo Tower                                  Excluded Property
Polo Plaza (Parcel C)                     (Excluded Property)
----------------------------------------- ------------------------------------------- ------------------------------

Cable Property                            Cable Property                              Excluded Property
(Parcel E)                                (Parcel D)
----------------------------------------- ------------------------------------------- ------------------------------

Cap-Tor Plaza Property                    Cap-Tor Plaza Property                      Excluded Property
(Parcel F)                                (Parcel G)
----------------------------------------- ------------------------------------------- ------------------------------

Note: Harmon Avenue runs along the top of this diagram, which is the north side. Las Vegas Boulevard runs along the left side of this diagram, which is the west side.

         F. References to "Parcel." Whenever the term "parcel" is used in this Agreement or the Company's Option Agreement without specifically referring to one or more of the Named Parcels, such term may refer to any of them, as the context requires, or any smaller parcel thereof that is designated for property tax purposes as an "assessor's parcel."

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the facts and intentions recited above, which are a part of this Agreement, and of the mutual covenants and agreements set forth below, the parties agree as follows:

         1. Original Contributions to the Company's Capital. Subject to the conditions set forth in Section 5, the Members agree to contribute the following property and cash to the initial capital of the Company (the "Original Capital Contributions") as soon as practical after the Effective Date:

                (1)     Metroplex shall contribute $10,000 in cash; and

                (2) Lakes shall have caused to be transferred to GCN all of the rights of Lakes and its subsidiaries with respect to the Joint Venture Property, including without limitation any and all of pre-development work product previously obtained by them, such as architectural and engineering plans, studies and surveys, and any and all credits for prepaid pre-development work; and GCN shall grant the Company the right and option to purchase all of such rights (including its own rights) in and to each of the parcels included in the Joint Venture Property (the "Company's Option"), pursuant to the terms and conditions, and the Aggregate Purchase Price set forth in the Company's Option Agreement, which GCN shall execute and deliver to the Company pursuant to Section 5. Lakes shall also cause to be transferred to GCN all of the rights of Lakes and its subsidiaries with respect to the Cable Options; and GCN shall assign all of such rights to the Company, who shall assume any and all obligations of Lakes and its subsidiaries under the Cable Options. The Members and the Company agree that, collectively, the Company's Option (and the documents and other property delivered to Metroplex and the Company pursuant to the Company's Option Agreement) shall be valued at $10,000; and the Cable Options shall be valued at zero, due to the substantial carrying costs related to the Cable Options.

         The Original Capital Contributions and any additional capital contributions by the Members shall be credited to their respective Capital Accounts (the "Capital Accounts"), which are further defined in the Company's Member Control Agreement attached hereto as EXHIBIT B and hereby made a part hereof (the "Member Control Agreement"). The Members agree to execute and deliver the Member Control Agreement pursuant to Section 5.

         2. Title to Joint Venture Property. To protect the rights of the parties with respect to the Joint Venture Property and the Company's Option, the parties agree as follows:

                (1) Title Evidence. Lakes and/or GCN shall obtain and deliver to Metroplex and the Company, within thirty-five (35) days after the Effective Date, the following evidence of title with respect to each parcel of the Joint Venture Property:

                        (1) a commitment for an ALTA owners policy (including an ALTA survey in ASTM form reasonably acceptable to the insurer), and copies of all included documents relating to exceptions to title;

                        (2) estoppel letters (substantially in the form attached hereto as EXHIBIT A-1) from the tenants occupying Polo Plaza, the landlords of the Travelodge and the Shark Club and any tenants (other than GCN) of the Travelodge and the Shark Club; and

                        (3) true and correct copies of all documents (including any amendments thereto) evidencing the leases and purchase options affecting each such parcel and the termination thereof, including the dates, terms and conditions for vacation of the parcel by tenants or, as applicable, for GCN to acquire the fee interest in the parcel.

                (2) Right to Terminate the Company's Option. GCN shall have the right and option, in its absolute discretion, to terminate the Company's Option at any time, with respect one or more of the parcels included in the Joint Venture Property, after any of the following shall have occurred; provided, however, that if the Company's Option is terminated hereunder by GCN pursuant to paragraph (v) below, with respect to less than all of the parcels remaining subject to the Company's Option, this Agreement and the Company's Option shall remain in effect with respect to the parcels not affected by GCN's termination; and provided further that, if any pro-rated break-up fee becomes payable to Metroplex in such event pursuant to paragraph (c) below, Metroplex shall have the right, in its absolute discretion, to terminate the Company's Option with respect to all of the parcels, including those not affected by GCN's termination, and obtain the full termination fee provided hereunder:

                        (1) First Performance Goal. Metroplex shall have failed to obtain for the benefit of the Company, before any event described in the following paragraphs (iv) and (v) and no later than six (6) months after the Effective Date, an executed letter of intent or legally binding commitment from a financially responsible person providing for the development and lease or sale of at least one of the Named Parcels included in the Joint Venture Property on terms that satisfy the investment criteria set forth in Section 2.2 of the Company's Option Agreement, as shall be determined in good faith by the mutual agreement of the Members. Metroplex shall not be deemed to have failed to achieve such goal if GCN shall have delayed for more than ten (10) "Business Days" (as defined in Article 3 of the Member Control Agreement) its determination with respect to approval or rejection of any such letter of intent or commitment; provided, however, that Metroplex has timely given GCN all material information needed to make such determination.

                        (2) Second Performance Goal. Metroplex shall have failed to obtain for the benefit of the Company, before any event described in the following paragraphs (iv) and (v) and no later than nine (9) months after the Effective Date, an executed letter of intent or legally binding commitment from a financially responsible person providing for the development and lease or sale of at least two (2) of the Named Parcels included in the Joint Venture Property (including any Named Parcel that satisfied the similar condition set forth in paragraph (i) above), on terms that satisfy the investment criteria described in Section 2.2 of the Company's Option Agreement, as shall be determined in good faith by the mutual agreement of the Members. Metroplex shall not be deemed to have failed to achieve such goal if GCN shall have delayed for more than ten (10) Business Days its determination with respect to approval or rejection of any such letter of intent or commitment; provided, however, that Metroplex has timely given GCN all material information needed to make such determination.

                        (3) Third Performance Goal. Metroplex shall have failed to obtain for the benefit of the Company, before any event described in the following paragraphs (iv) and (v) and no later than fifteen (15) months after the Effective Date, a legally binding commitment from a financially responsible person, which commitment has been approved by GCN under Section
                2.2 of the Company's Option Agreement and provides for the development and lease or sale of at least one (1) of the Named Parcels included in the Joint Venture Property. Metroplex shall not be deemed to have failed to achieve such goal if GCN shall have delayed for more than ten (10) Business Days its determination with respect to approval or rejection of any such commitment; provided, however, that Metroplex has timely given GCN a copy of each material document in the possession of Metroplex that relates to such development commitment.

                        (4) Standstill Effect of GCN Letter of Intent. Neither Metroplex nor the Company may enter into any letter or commitment described in the preceding paragraphs (i) or (ii), with respect to any parcel of the Joint Venture Property, or any parcel of the Cable Property, while such parcel is subject to a letter of intent executed by GCN with respect to a transaction described in paragraph (v) below (a "Standstill Period"); provided, however, that GCN shall not permit any such letter of intent with respect to a transaction described in paragraph (v) below to remain in effect for more than a ninety (90) day due diligence period without either Metroplex's written consent or the substitution of a legally binding offer described in paragraph (v) below. Notwithstanding any contrary provision of this Agreement or the Member Control Agreement, Metroplex shall not be obligated to pay its share of the carrying costs for the Cable Option, under Section 8(b) of this Agreement and Section 6.3(b) of the Member Control Agreement, during any such Standstill Period, and GCN shall instead pay such share as an additional capital contribution to the Company; provided, however, that if such Standstill Period expires or is otherwise terminated without a Casino Project Termination (as defined in paragraph (v) below), Metroplex shall resume Metroplex's payment of such share on the due date for the next monthly payment under the Cable Options that is due at least ten (10) Business Days after Metroplex receives from GCN documentary evidence that the Standstill Period has ended.

                        (5) Prior Casino Development Offer. A financially responsible person that is not an Affiliate of either of the Members (or of Lyle Berman or Brett Torino) shall have made a legally binding offer to purchase from GCN one or more of the Named Parcels included in the Joint Venture Property for the purpose of developing thereon any structure intended primarily as a gaming casino (a "Casino Offer"), before the Company shall have exercised the Company's Option with respect to any portion of the same parcel(s); provided, however, that GCN shall not have the right to terminate the Company's Option with respect to such parcel(s) while there remains in effect an executed letter of intent or legally binding commitment from a financially responsible person providing for the development and lease or sale of any portion of such parcel(s) by the Company; and provided further that, if GCN terminates all or any portion of the Company's Option pursuant to this paragraph (v) (a "Casino Project Termination") before any other termination of such portion under this Agreement, then GCN shall pay Metroplex the applicable termination fee (or portion thereof) described in the following paragraph (c). Any such termination fee shall be payable upon the closing of the sale of the Named Parcel(s) being sold pursuant to the Casino Offer. Notwithstanding the foregoing, if the Company has purchased any Named Parcel of the Joint Venture Property, the Members shall negotiate in good faith to determine whether or not the Company shall purchase each parcel of Joint Venture Property subject to the Casino Offer for an alternative development proposed by Metroplex, at a price and on terms no less favorable to GCN than the Casino Offer for the same parcel(s); and, if such negotiations do not result in any such purchase by the Company, GCN shall not sell such parcels to the party making the Casino Offer (or any of its Affiliates) at a price and on terms less favorable than the original Casino Offer.

                        (6) Restriction on Solicitation of Casino Offers. During the term of this Agreement, neither Metroplex, Lakes, GCN, nor any of their subsidiaries or other Affiliates, nor Lyle Berman, Brett Torino, or any of their other officers, directors, agents or outside brokers, shall solicit, directly or indirectly, any Casino Offer for any parcel of the Joint Venture Property or the Cable Property, by advertising, marketing, distributing brochures or otherwise offering any such parcel; provided, however, that GCN may provide information concerning the Joint Venture Property and the Cable Property to any financially responsible person who inquires concerning the possibility of making a Casino Offer and, if such person indicates an intention to make a Casino Offer, GCN may negotiate with such person concerning the possible terms and conditions of a Casino Offer. However, this restriction shall not apply to any development project that has a principal component other than a gaming casino, but does include some tenants that will be engaged in legal gaming activities.

                (3) Termination Fee. GCN shall pay Metroplex a termination fee, in the applicable amount described in the following subsection
         (i), in either of the events described below in subsections (i) and
         (ii):

                        (1) Casino Project Termination. The termination fee, if any, payable pursuant to the preceding subsection (b)(v), in the event of a Casino Project Termination with respect to one or more Named Parcels of the Joint Venture Property, shall be equal to the applicable termination fee amount set forth in the following table opposite the relevant time period or, if the termination affects less than all of the Named Parcels included in the Joint Venture Property, an amount equal to that percentage of the applicable termination fee amount which is equal to the ratio of the value of the Named Parcel(s) subject to the Casino Project Termination, based on the purchase price set forth in the Casino Offer (as finally accepted by GCN), to the Aggregate Purchase Price, excluding any lease and option obligations to be assumed by the Company as part of the Aggregate Purchase Price for the Travelodge:

---------------------------------------------- --------------------------

Number of Months After the Effective Date       Termination Fee Amount
---------------------------------------------- --------------------------
Less than three                                           $3,000,000
---------------------------------------------- --------------------------

At least three, and less than five                        $4,000,000
---------------------------------------------- --------------------------

Five or more                                              $5,000,000
---------------------------------------------- --------------------------

                        If any such termination fee becomes payable under this
                subsection (i) as a result of a Casino Project Termination, GCN shall also contribute to the capital of the Company the sum of
                (i) any capital contributions made by Metroplex with respect to the Cable Options pursuant to Section 8(b) during the Standstill Period with respect to such Casino Offer, and (ii) all Development Costs (other than Internal Development Costs defined in paragraph (d)(ii) of Section 8) paid by Metroplex with respect to each parcel subject to the Casino Project Termination and treated by the Company as additional contributions pursuant to Section 8(c); and the Company shall distribute such sum to Metroplex (without interest) as a distribution from its Capital Account; provided, however, that if the termination was pro-rated, any such payment under this paragraph shall all be pro-rated by the same percentage; and provided further that any payment under this paragraph shall be reduced by any duplicate payment made under Section 3(c) with respect to the same Casino Offer and the same parcel(s).

                        (2) Casino Transaction After Termination for GCN Breach. In the event that this Agreement or any portion of the Company's Option is terminated by Metroplex pursuant to Section 9 or the Company's Option Agreement, as a result of GCN's material breach or default of any of its obligations under either of such agreements or the Member Control Agreement, and GCN or any of its Affiliates thereafter accepts a Casino Offer, with respect to one or more Named Parcels of the Joint Venture Property, that either was received by GCN or any of its Affiliates within twelve (12) months after such termination, or results from a signed letter of intent (contemplating a Casino Offer by the signer) that was received by GCN or any of its Affiliates within such period, such termination shall be deemed to have been a Casino Project Termination and GCN shall pay Metroplex a termination fee with respect to such Named Parcel(s), determined as provided in subsection (i) above. The provisions of this paragraph shall survive any termination of this Agreement, and any such termination fee shall be in addition to any other remedies that Metroplex may have with respect to such breach or default.

                3. Delivery, Rescission Rights and Exercise of Cable Options. If and when GCN assigns the Cable Options to the Company, the parties shall have the following rights and obligations, as applicable:

                        (1) Title Evidence. Lakes and/or GCN shall obtain and deliver to Metroplex and the Company the following evidence of title with respect to each parcel of the Cable Property:

                                (1) a commitment for an ALTA owners policy (including an ALTA survey in ASTM form reasonable acceptable to the insurer);

                                (2) estoppel letters (substantially in the form attached hereto as EXHIBIT A-2) from the owners of the Cable Property and the tenants occupying each parcel of the Cable Property; and

                                (3) true and correct copies of all documents (including any amendments thereto) evidencing any leases affecting each such parcel and the termination thereof, including the dates, terms and conditions for vacation of the parcel by tenants.

                        (2) Right to Return Cable Options within Sixty Days. Notwithstanding anything to the contrary in Section 1, with respect to GCN's contribution of the Cable Options, Metroplex shall have the right and option, in its absolute discretion, to cause the Company to re-assign the Cable Options to GCN, at any time within the first sixty (60) days after the Cable Options are assigned to the Company, without any obligation to contribute funds to pay the carrying cost of the Cable Options for any period after such re-assignment, based on either (i) any material adverse change from the terms and conditions contained in the draft agreement providing for the Cable Options and disclosed to Metroplex by GCN (a copy of which has been attached hereto as EXHIBIT C); or
                (ii) Metroplex's objections to any material physical conditions of the real estate or improvements, any material encumbrances, or any other material title defects or exceptions to title ("Objections"), with respect to any parcel of the Cable Property that are not required by the terms of the Cable Options to be cured by the grantors of the Cable Options; provided, however, that GCN may elect in writing to cure any such Objections during the sixty (60) day period after GCN receives from Metroplex written notice of any such Objections, and during such 60-day period, GCN and Metroplex shall remain subject to their respective obligations to contribute cash to the Company to pay the carrying costs of the Cable Options. If such cure is expected to take longer than such 60-day period, Metroplex may waive in writing its right to cause the Cable Options to be assigned to GCN, if GCN agrees in writing to complete such cure before the Company exercises the Cable Options with respect to any parcel(s) subject to such Objections. The provisions of this paragraph (b) shall be implemented pursuant to the review and objection procedures set forth in Sections 1.1, 1.2 and 1.3 of the Company's Option Agreement, except that all references therein to the "Option Property" shall be understood to mean the Cable Property.

                   (3) Right to Rescind Assignment of Cable Options Upon
                Casino Offer Acceptance. Notwithstanding anything to the contrary in Section 1, with respect to GCN's contribution of the Cable Options, GCN shall have the right and option, in its absolute discretion, to cause the Company to re-assign either or both of the Cable Options to GCN, if GCN accepts a Casino Offer described in Section 2(b)(v) that includes any parcel of the Cable Property subject to such Cable Option. In that event, GCN shall contribute to the capital of the Company the sum of (i) all capital contributions made before such reassignment by Metroplex pursuant to Section 8(b) with respect to each re-assigned Cable Option, and (ii) all Development Costs (other than Internal Development Costs defined in paragraph (d)(ii) of
                Section 8) paid by Metroplex with respect to each parcel subject to the re-assigned Cable Option and treated by the Company as additional contributions pursuant to Section 8(c); and the Company shall distribute such sum to Metroplex (without interest) as a distribution from its Capital Account. Any payment under this paragraph (c) shall be reduced by any duplicate payment made under Section 2(c)(i) with respect to the same Casino Offer and the same parcel(s).

                4. Membership Interests. In consideration of this Agreement, and upon (a) the satisfaction of the conditions set forth in Section 5, and (b) the Company's receipt of the Original Capital Contributions of each of the Members, the Company shall record in its required records under Minnesota law that each Member is entitled to a Membership interest as described in the Member Control Agreement, including each Member's initial Percentage Interest and Voting

Interest (as each such term is defined in the Member Control Agreement), in the proportions set forth below, which shall also be set forth in the Member Control
Agreement:

         ------------------------------------------- ------------------------ --------------------

                          Member                        Percentage Interest   Voting Interest
         ------------------------------------------- ------------------------ --------------------

                            GCN                                50%*           51%**
         ------------------------------------------- ------------------------ --------------------

                         Metroplex                             50%*           49%**
         ------------------------------------------- ------------------------ --------------------

                           Total                               100%           100%
         ------------------------------------------- ------------------------ --------------------

* As modified in Article 7 of the Member Control Agreement with respect to:

                (1) special allocations of losses to Metroplex, to the extent of its capital contributions that are not matched by GCN, and special allocations of gains and profits to Metroplex to compensate for such special allocations of losses to Metroplex; and

                (2) payment of debts and special allocations of cash distributions.

**       As modified in Articles 9 and 10 of the Member Control Agreement, with respect to appointment of the Company's Board of Governors (the "Board") and, under certain conditions, the appointment of a committee of the Board pursuant to Minnesota law, comprised of the members of the Board and one other individual to be appointed or replaced by Metroplex, which committee shall have certain power and authority, as set forth in to make decisions concerning the development, leasing, financing and sale of such parcel and any other parcels of the Joint Venture Property or the Cable Property that are acquired by the Company.

         5. Formation of the Company and Other Conditions. The obligation of each of the Member to make the Original Capital Contributions under Section 1 shall be subject to satisfaction of the following conditions:

                (1) the Articles of Organization attached hereto as EXHIBIT D shall have been filed by the Company's Organizer under the laws of the State of Minnesota;

                (2) the Company's Organizer shall have appointed the initial Board members designated in the last paragraph of Section 5;

                (3) each of the Members shall have executed and delivered the Member Control Agreement; and

                (4) the Board shall have accepted the Original Capital Contributions, adopted the Bylaws attached hereto as EXHIBIT E (the "Bylaws") and formed the Company pursuant to the documents described in this Section 5.

         6. Company Name and Assumed Name. The name of the Company shall be "Metroplex - Lakes, LLC" or such other name as may be agreed upon in writing by both Members. The Company shall take such action as may be necessary or desirable to become qualified to do business in the State of Nevada. Metroplex hereby consents to the Company's use of the name "Metroplex" and agrees to execute and deliver such documents as may be reasonably necessary or desirable to accomplish that purpose.

         7. Purposes. The Company shall be organized and operated for the purposes set forth in Article 4 of the Member Control Agreement, which include the development and sale of the Joint Venture Property and the Cable Property.

         8. Development Process. During the development of the Joint Venture Property and the Cable Property, the Members shall pay the following costs with respect to the Joint Venture Property and the Cable Property, as applicable:

                (1) Carrying Costs of Joint Venture Property. GCN shall pay all of the ownership and other carrying costs with respect to each parcel of the Joint Venture Property, including without limitation (i) the purchase cost of the Shark Club, (ii) the rentals due under the Travelodge Lease before the Travelodge is purchased by the Company,
         (iii) the cost of curing any Objections that GCN elects to cure pursuant to Section 3(b)(with respect to the Cable Property) or Section
         1.3 of the Company's Option Agreement, and (iv) all property taxes, special assessments, maintenance and utility costs required to satisfy any leases and safe occupancy laws or regulations, premiums for general liability and property insurance in amounts customary for such properties or required by any leases; and neither GCN nor Lakes shall be entitled to be reimbursed for any such costs by the Company or Metroplex, because such costs have been taken into account on an estimated basis in establishing the Aggregate Purchase Price. If GCN fails to pay any such carrying costs, Metroplex shall have the remedies set forth in Section 6.3(a) of the Member Control Agreement. However, any costs of removing the view rights held by the owners of the Polo Tower adjacent to the Polo Plaza and encumbering the Polo Plaza shall not be treated as a carrying cost or development cost, but as construction costs to be paid from Company financing sources. The obligations to be assumed by the Company upon its exercise of the Company's Option with respect to the Travelodge shall not be treated as carrying costs payable by GCN after such purchase, but as construction costs to be paid from Company financing sources.

                (2) Carrying Costs of Cable Options. After the Company acquires the Cable Options, each of the Members shall pay or advance to the Company 50% of the Company's periodic carrying costs for retaining the Cable Options, as and when such costs are incurred, subject to the provisions of Section 2(b)(iv). All of such costs paid or advanced to the Company by each Member shall be promptly reported to the Company and shall be accounted for by the Company as additional capital contributions by such Member, which shall not affect the Percentage Interest or Voting Interest of either of the Members in the Company, if such additional contributions are made equally by the Members. If either of the Members does not timely contribute its required share of the monthly cost to maintain the Cable Options, the other Member shall have the remedies set forth in Section 9 of this Agreement, Section 6.3 of the Member Control Agreement and/or elsewhere in the Member Control Agreement.

                (3) Development Costs. From time to time after the Effective Date, Metroplex shall pay or advance to the Company all of the Development Costs (as defined in paragraph (d) below) incurred by or on behalf of the Company after the Effective Date for developing each parcel of the Joint Venture Property and the Cable Property until such parcel is subject to a binding commitment to be sold or leased (to a primary tenant) by the Company (a "Commitment"), but only to the extent such Development Costs have been either approved by both Members or included in one of the detailed line items in a "Development Budget" for such parcel that has been approved by both Members as follows. Promptly after the Effective Date, the Members shall cooperate and exert their best efforts to establish a written Development Budget for such Development Costs, with respect to each of the Named Parcels of the Joint Venture Property and the Cable Property; and thereafter for each proposed development project involving one or more of the parcels included in such property. Each Development Budget shall include Internal Development Costs (as defined in paragraph (d)(ii) below) as a separate component, with its own detailed line items. The Members may from time to time agree in writing to amend such Development Budget; and shall cooperate and exert their best efforts to do so in connection with any proposed changes in cost or concept with respect to a development project or parcel. To the extent that any Development Costs are required to be incurred with respect to a parcel after it is subject to a Commitment, they shall be financed and paid by the Company, pursuant to the management and expense approval procedures set forth in the Member Control Agreement.

                All Development Costs paid or advanced to the Company by Metroplex with respect to a parcel before it is subject to a Commitment shall be treated as additional capital contributions by Metroplex to the extent provided in Section 6.3(c) of the Member Control Agreement.

               (4) Definitions Relating to Development Costs. For purposes of this Agreement, the Company's Option Agreement and the Member Control Agreement, the term "Development Costs" shall mean the sum of the External Development Costs (as defined below) and the Internal Development Costs (as defined below) incurred by Metroplex pursuant to the preceding paragraph (c). However, Development Costs shall not include any land purchase or Construction Costs (as defined in paragraph (e) below), which shall be financed and payable by the Company, nor any carrying costs described in paragraphs (a) or (b) of this Section 8.

                        (1) "External Development Costs" shall mean reasonable and necessary out-of-pocket costs (excluding employee compensation or overhead costs incurred by Metroplex) that are paid to third parties for any of the following services: (A) site analysis; (B) review of surveys, title conditions and exceptions, easements, setbacks and site constraints; (C) preliminary soils testing and geological, hydrology and seismic studies, to include borings and core drilling for samples ("Ground Studies"); (D) traffic studies, circulation studies and pedestrian counts; (E) preparation of preliminary site plan alternatives, architectural sketch plans and conceptual drawings for a number of project alternatives; analysis of spatial relationships between structures and uses to be developed; (F) preliminary engineering studies; (G) development planning; (H) preparation of financial analysis alternatives, proposed Development Budget and preliminary project cost analysis for each parcel and/or project; (I) public relations campaign and development of theme for each project; (J) marketing and leasing consulting; and (K) preparation of a pre-leasing program. To the extent that any of such services are performed by Metroplex, they shall be treated as Internal Development Costs under the following paragraph (ii), rather than External Development Costs.

                        (2) "Internal Development Costs" shall mean employee compensation and overhead costs incurred by Metroplex, to the extent such costs are capitalized on the books and financial statements of Metroplex pursuant to generally accepted accounting principles, consistently applied; and permitted to be allocated as Development Costs pursuant to the preceding paragraph (c).

                (5) Definition of Construction Costs. For purposes of this Agreement, the Company's Option Agreement and the Member Control Agreement, the term "Construction Costs" includes the costs of construction labor and materials for real estate improvements, and the following related services: (i) final ground studies; (ii) demolition and land preparation; (iii) fabrication and installation of fixtures;
         (iv) preparation of final hard- line drawings for construction; (v) final architectural building plans; (vi) engineering, structural engineering and mechanical engineering; and (vii) furniture, fixture and equipment plans for building interiors and common areas. However, the parties acknowledge that, in most cases the tenants will hire their own architectural and engineering teams, which will be integrated into and supervised by the Company's project development team.

                (6) Tenant Payments. The Company may use for Construction Costs, but not for Development Costs, any funds provided by a tenant before such tenant has the right to occupy any of the Joint Venture Property or the Cable Property.

         The Company may develop the parcels included in the Joint Venture Property and the Cable Property as separate parcels, or may develop one or more parcels as a unit for any lawful purpose other than primarily as a gaming casino; provided, however, that GCN shall have the right and option to accept or reject any development proposal presented to the Company by Metroplex, before such proposal requires any legally binding commitment by the Company, unless GCN and Metroplex agree that such proposal satisfies the investment criteria described in Section 2.2 of the Company's Option Agreement, pursuant to the procedure provided in that section.

         9. Termination of Agreement and Treatment of Cable Options and Cable Property. No party to this Agreement may terminate this Agreement without the written consent of the other parties (other than the Company), except that either of the Members may elect to terminate this Agreement (without prejudice to its other remedies at law or in equity) if the other does not timely perform its obligations hereunder in any material respect, and such delinquency is not cured within ten (10) Business Days after the breaching party receives written notice of such delinquency from the Company or the non-breaching Member, unless the non-breaching Member elects any other applicable remedy provided in paragraphs (a), (b) or (c) of Section 6.3 of the Member Control Agreement. In addition, Metroplex shall have the right, in its sole discretion, to terminate this Agreement and the Member Control Agreement at any time during the "Contingency Period" or, if applicable, the "Cure Period" (as those terms are defined in the Company's Option Agreement), to the extent such termination is permitted under the Company's Option Agreement.

         This Agreement shall automatically terminate upon the dissolution of the Company or, if earlier, upon any termination of the Company's Option in its entirety (pursuant to the preceding sentence or otherwise) before any portion of the Company's Option has been exercised according to its terms; provided, however, that each of the Members shall continue to make capital contributions under Section 8(b) until the options described in the following paragraphs (a) and (b) have been exercised by a Member, or have expired or have been waived by both Members. Any such termination shall not affect any rights or obligations of the parties that exist as of the date of such termination, including without limitation the following options; provided, however, that no Member who caused the termination of this Agreement by a material breach of its obligations hereunder shall thereafter have any of the following options to purchase Company property:

                (1) First Right to Acquire Cable Options. If this Agreement is terminated or the Company is dissolved while the Cable Options remain in effect and before the Company exercises either or both of the Cable Options, one of the following options shall apply:

                        (1) if at that time the Polo Plaza has not been redeveloped or sold by the Company or GCN, or a legally binding agreement to do so has not been reached by the Company or GCN, then GCN shall have the exclusive right and option (as among the parties to this Agreement), during the first sixty (60) days after such termination or the commencement of such dissolution, to acquire either or both of the remaining Cable Options in the following manner: first, the Company shall distribute to GCN a 50% undivided interest therein, and second, GCN shall purchase the other 50% undivided interest for an amount equal to the aggregate amount previously contributed to the Company by Metroplex with respect to such remaining option or options, without interest; and any gain or loss recognized by the Company upon such purchase shall be allocated to Metroplex and the purchase price shall be distributed to Metroplex as a return of such capital contributions made by Metroplex; or

                        (2) if at that time the Polo Plaza has been redeveloped or sold by the Company or GCN, or a legally binding agreement to do so has been reached by the Company or GCN, then Metroplex shall have the exclusive right and option (as among the parties to this Agreement), during the first sixty (60) days after such termination or the commencement of such dissolution, to acquire either or both of the remaining Cable Options in the following manner: first, the Company shall distribute to Metroplex a 50% undivided interest in therein, and second, Metroplex shall purchase the other 50% undivided interest for an amount equal to the aggregate amount previously contributed to the Company by GCN with respect to such remaining option or options, without interest; and any gain or loss recognized by the Company upon such purchase shall be allocated to GCN and the purchase price shall be distributed to GCN as a return of such capital contributions made by GCN.

                (2) Second Right to Acquire Cable Options. If the Member with an option to acquire one or both of the Cable Options under the preceding paragraph (a) (the "First Member") does not exercise its option within such 60-day period, then the other Member (the "Second Member") shall have a similar exclusive right and option (as among the parties to this Agreement), during the next sixty (60) days, to acquire either or both of the remaining Cable Options in the following manner: first, the Company shall distribute to the Second Member a 50% undivided interest in therein, and second, the Second Member shall purchase the other 50% undivided interest for an amount equal to the aggregate amount previously contributed to the Company by the First Member with respect to such remaining option or options, without interest; and any gain or loss recognized by the Company upon such purchase shall be allocated to the First Member and the purchase price shall be distributed to the First Member as a return of such capital contributions made by the First Member.

                (3) Rights After Expiration of Cable Options. If this Agreement is terminated or the Company is dissolved after the Company has acquired the Cable Options, and the Cable Options have expired without being exercised by the Company or acquired by either of the Members hereunder, this Agreement shall not be construed to restrict either of the Members from acquiring or developing the Cable Property for any purpose; provided, however, that:

                        (1) if before such expiration the Polo Plaza has not been redeveloped or sold by the Company or GCN, or a legally binding agreement to do so has not been reached by the Company or GCN, then GCN shall have the exclusive right and option (as among the parties to this Agreement), during the first ninety
                (90) days after such expiration, to acquire the right to purchase or develop one or both of the Named Parcels included in the Cable Property; or

                        (2) if before such expiration the Polo Plaza has been redeveloped or sold by the Company or GCN, or a legally binding agreement to do so has been reached by the Company or GCN, then Metroplex shall have the exclusive right and option (as among the parties to this Agreement), during the first ninety (90) days after such expiration, to acquire the right to purchase or develop one or both of the Named Parcels included in the Cable Property.

         10. Member Representations. Each of the Members and Lakes represents that (a) the execution, delivery and performance of this Agreement by such party does not conflict with any other agreement or any law or regulation binding upon such party; (b) this Agreement is a valid and binding agreement of such party enforceable in accordance with its terms; and (c) no third party has any right, interest or valid claim against the Company for any compensation as a finder or broker, or in any similar capacity, in connection with any capital contributions by the Members or the Company's exercise of any purchase options contemplated by this Agreement, by reason of any action by such party.

         Each of Lakes and GCN represents that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota; (b) it is duly authorized to do business in the State of Nevada; (c) it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; and (d) it has received no Casino Offer that is still in effect, nor has it received any letter of intent that contemplates a Casino Offer and is still in effect. Lakes also represents that GCN is a wholly-owned subsidiary of Lakes.

         Metroplex represents that (a) it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada; (b) it has the requisite power and authority to enter into and perform its obligations under this Agreement; (c) its sole owner is Brett Torino and (d) Brett Torino is a partner in, and also controls, Cap-Tor Plaza Partnership (in the sense that he has the authority to prevent such partnership, but not its other partners, from acquiring or developing any real property).

         Each party to this Agreement (other than the Company) shall indemnify and hold the Company harmless against any and all liability, damages, costs and expenses (including without limitation reasonable attorneys fees) with respect to any breach of any of the foregoing representations or warranties by such party.

         11. Confidential Information. Each of the parties to this Agreement agrees that such party will not disclose to any persons (other than the officers, attorneys, accountants and financial advisors of the Company and its Members), use for such party's own account except in connection with the purposes of the Company, or use for the benefit of any third party any confidential information relating to the Joint Venture Property, the Company's Option, the Cable Property, the Cable Options or the Company, that the Member obtains pursuant to this Agreement, except to the extent required by applicable law, the rules of a national securities exchange or the order of a court of competent jurisdiction. The parties acknowledge that all information developed pursuant to this Agreement is the property of the Company or, prior to the formation of the Company, the party that developed such information. In the event of a termination of this Agreement that results in the continuation of the Company by one Member, the other Member shall turn over to the Company all memoranda, plans, reports and other documentation (and copies thereof) relating to the Joint Venture Property and the Cable Property that the Member may then possess or have under the Member's control. The covenants made in this Section shall be construed as an agreement independent of any other provision of this Agreement, and shall survive the termination of this Agreement.

         12. Affiliates. For purposes of this Agreement, the term "Affiliate" shall be defined as set forth in Article 3 of the Member Control Agreement. The Company shall not make any loan to or from any Member or Affiliate of a Member, purchase from (or sell to) any Member (or Affiliate of a Member) any services or property, or enter into any contract with any Member (or Affiliate of a Member) to do any of the foregoing, except to the extent expressly permitted by the Member Control Agreement.

         13. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with the laws of the State of Minnesota, without regard to its law concerning conflicts of laws.

         Subject to the arbitration provisions described in Section 20, any judicial proceeding for the breach, or enforcement at law or equity, of this Agreement, the Company's Option Agreement, the Member Control Agreement, or any provision hereof or thereof, shall be instituted only in a federal or state court of competent jurisdiction in the City of Minneapolis and State of Minnesota; provided, however, that any such venue shall be in the Clark County in the State of Nevada in the following cases:

                (1) any dispute arising from or relating to any real estate interest then held by the Company (other than the Company's Option or the Cable Options); or

                (2) any dispute arising after all of the Joint Venture Property and Cable Property has been acquired by the Company.

         Each party consents to the jurisdiction of the applicable court designated above, and the applicable venue designated above; and waives the right to challenge the jurisdiction of such court on grounds of lack of personal jurisdiction or to seek a change of such venue.

         14. Assignment. Except as expressly provided herein, no party hereto may assign, pledge or otherwise transfer this Agreement or any interest herein, whether by direct transfer or by merger or transfer of a controlling portion of its voting equity interest, without the prior written consent of the other parties; provided, however, that either of the Members may assign its rights hereunder to any transferee of its membership interest in the Company in connection with a transfer of such membership interest that is expressly permitted by the Member Control Agreement.

         15. Binding Effect. This Agreement inures to the benefit of, and shall be binding upon, the parties and their respective heirs, successors and permitted assigns, as the case may be.

         16. Amendment and Waiver. No amendment or waiver of any provision of this Agreement is valid unless it is in writing and signed by all parties hereto.

         17. Notice; Agent for Service. Any notice required or permitted to be given hereunder or pursuant hereto must be in writing addressed to the person at the address specified in the Company's required records under Minnesota law, or at an address changed in the manner set forth therein, and shall be effective when received by the other party or, if earlier, either two (2) Business Days after it is mailed (with all postage prepaid) or the next Business Day after it is sent by a nationally recognized over night courier.

         18. Entire Agreement. This Agreement, the Company's Option Agreement, the Member Control Agreement, and the Schedules and other Exhibits attached hereto and thereto, constitute the entire agreement among the parties with respect to the subject matter hereof.

         19. Investment Interest. Each of the Members agrees that the Member's capital contributions to the Company shall be for investment purposes only and not with a view to any resale of the Member's interest in the Company. Each of the Members represents that the Member has the sophistication to evaluate the risks and merits of the purchase of the Company interests summarized herein.

         20. Resolution of Disputes. If any controversy or claim arising out of this Agreement cannot be settled by the parties thereto, including without limitation whether or not any condition has been satisfied or any approval has been unreasonably withheld or delayed, such controversy or claim shall be resolved by arbitration pursuant to Article 17 of the Member Control Agreement or, if applicable, the provisions of Section 9.10 of the Member Control Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the Members has executed this Agreement on the date first written above, to be effective as of the Effective Date, and the Company shall have executed this Agreement upon its formation pursuant to
Section 5 on the date set forth below.

                                       GRAND CASINOS NEVADA I, INC.


                                       By ___________________________________
                                                Its _________________________

                                       METROPLEX, LLC


                                       By ___________________________________
                                                Its __________________________

                                                "MEMBERS"

                                       LAKES GAMING, INC.


                                       By ___________________________________
                                                Its _________________________

                                                "LAKES"

         This Contribution Agreement and the capital contributions described herein are accepted by Metroplex - Lakes, LLC as a contribution agreement and capital contributions under the Minnesota Limited Liability Company Act, as of April ___, 2000, the Effective Date on which the Company is formed, pursuant to the authorization of its Board and the terms and conditions of the Member Control Agreement.

                                       METROPLEX - LAKES, LLC


                                       By _________________________
                                       Its Chief Manager

                                                "COMPANY"